EMPLOYMENT
AGREEMENT

     This EMPLOYMENT AGREEMENT (“Agreement”) is by and between GameTech International, Inc., a Delaware corporation (“GameTech” or the “Company”), and Cornelius T. Klerk (“Mr. Klerk” or the “Employee”).

Whereas:

a.	The Company will employ Mr. Klerk as an “at will” employee for a six month trial period as the Company’s Chief Financial Officer and Treasurer pursuant to a July 7, 2004 Letter Agreement, a copy of which is attached as Exhibit “A”; and

b.	Assuming that the Company desires to continue to employ Mr. Klerk in this capacity, and does not terminate his employment as Chief Financial Officer and Treasurer by February 1, 2005 and provide him with written notice of such termination by such date; and

c.	Assuming that Mr. Klerk is interested in continuing his employment as the Company’s Chief Financial Officer and Treasurer; and

d.	Pursuant to this Agreement, the Company and Mr. Klerk set forth their full and complete understandings as to the terms and conditions of the continued employment relationship;

     NOW THEREFORE, in consideration of the covenants and provisions set forth herein, the Company and Mr. Klerk agree as follows:

1. TERM OF AGREEMENT

     The Term of this Agreement shall be for a two (2) year period beginning as of February 1, 2005 (the “Term”). The Term shall automatically renew for successive one (1) year periods beginning February 1 of the applicable year, unless the Agreement is terminated in accordance with the provisions of this Agreement.

2. DUTIES OF EMPLOYEE

     During the Term of this Agreement, Employee shall be employed by the Company as its Chief Financial Officer and Treasurer, and in that capacity shall perform all functions and duties consistent with such position on behalf of the Company in an adequate, efficient, trustworthy and professional manner, as reasonably required by the Chief Executive Officer of the Company (“CEO”). Employee shall report directly to the CEO unless the Company decides to change the reporting structure.

     Employee agrees to devote substantially all of his working time and energy to the performance of his duties under this Agreement so long as his employment under this Agreement is continued by the Company. Notwithstanding the foregoing, Employee shall be entitled to pursue outside activities so long as such activities are approved by the CEO, do not involve a competitor of the Company or its Enterprises, and do not materially interfere with Employee’s effective performance of his duties under this Agreement.

3. DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth in this Paragraph 3:

a.	“Annual Base Salary” or “Base Salary” shall mean the annual base salary rate in effect for Employee from time to time during the Term of this Agreement in accordance with the provisions of Paragraph 4.a. of this Agreement.

b.	“Annual Bonus” or “Bonus” shall mean a cash payment available to Employee in addition to Base Salary as determined in accordance with Paragraph 4.b. of this Agreement.

c.	“Cause shall mean (i) any conduct by Employee which jeopardizes or may jeopardize any license, consent, registration, or other form of approval in any jurisdiction that the Company does or seeks or may seek to do business; or (ii) performance of work in a manner that is not adequate, efficient, trustworthy or professional, as reasonably required by the CEO, including dishonesty or insubordination; or (iii) conviction for any felony; or (iv) any other act or omission by Employee which is a breach of this Agreement, or is injurious to the Company, or adversely impacts or threatens the Company’s business or reputation. The CEO shall have sole discretion to determine if cause exists.

d.	“Disability” shall be deemed to have occurred if Employee makes application for or is otherwise eligible for disability benefits under any Company-sponsored long-term disability program covering Employee, and Employee qualifies for such benefits. In the absence of a Company-sponsored long-term disability program covering Employee, Employee shall be presumed to be totally and permanently disabled if so determined by the CEO following the CEO’s review of two independent medical opinions satisfactory to the CEO certifying that Employee will be permanently unable to perform his normal duties as a result of a physical or mental condition.

e.	“Enterprise” shall mean any joint venture, business pursuant to a joint operating agreement, or other alliance or affiliated business of the Company.

f.	“Employee’s Spouse” shall mean Employee’s spouse upon the execution of this Agreement, except as otherwise designated herein. (All spousal pension benefits under this Agreement shall be non-transferable should Employee remarry.)

g.	“Fiscal Year” shall mean the twelve-month period beginning November 1, unless the Company shall establish a different fiscal year.

h.	“Long-Term Incentive Plan” shall mean any stock option plan or any other form of equity (real or phantom) or other long-term incentive plan introduced by the Company.

i.	“Service” shall mean Employee’s employment with the Company, or any affiliated organization, including any leave of absence approved by the Board.

4. EMPLOYEE ‘S RIGHTS WHILE EMPLOYED BY THE COMPANY

a.	Base Salary. The Annual Base Salary payable to Employee shall be One Hundred Seventy Thousand Dollars ($170,000.00). Such Base Salary shall be paid according to the Company’s normal payroll practices. Employee’s base salary may be adjusted from time to time based on prevailing market conditions, performance of the Employee and other considerations.

b.	Bonus. Any bonus amount will be determined by and awarded in the sole discretion of the CEO and/or the Board of Directors; and/or any bonus amount may be determined in accordance with a bonus plan adopted by the Company.

c.	Long-Term Incentives. Employee may participate in any Long-Term Incentive Plan that may be designed specifically for Employee or provided to other Employees of the Company during the Term. Such benefits include the Company’s granting of the 75,000 options to purchase shares of GameTech Common Stock, pursuant to the July 7, 2004 Letter Agreement.

d.	Other terms and conditions set forth in July 7, 2004 Letter Agreement. The following terms and conditions set forth in the July 7, 2004 Letter Agreement shall remain binding on the parties:

(i)	The Company’s providing certain insurance benefits, 401(k) Plan benefits, and 15 days of Paid Time Off (“PTO”) on an annual basis. PTO accruals will be determined according to the Company’s PTO accrual policies.

(ii)	The Company’s reimbursement of rental and travel expenses, to the extent not already met;

(iii)	The Company’s reimbursement of relocation expenses up to $10,000;

(iv)	The Company’s payment of $20,000 for brokers commissions related to the sale of your Las Vegas residence, with Employee to reimburse for this expense on a pro-rata basis over two years.

e.	Others. The Company shall provide Employee with other benefits that the CEO and/or the Board deem appropriate.

5. RIGHT TO TERMINATE EMPLOYMENT

     Nothing stated or implied by this Agreement shall prevent the Company from terminating the Service of Employee at any time for Cause or without Cause, nor prevent Employee from voluntarily terminating Service at any time. Alternatively, either party may elect to not renew the Term of this Agreement. To do so, no less than 120 days prior to the last day of the Term (whether it is the initial or a subsequent term) either party must give the other party written notice of its intent to not renew the Agreement at the end of such term.

6. EMPLOYEE’S RIGHTS UPON TERMINATION OF SERVICE

a.	For Reason Of Termination By The Company Without Cause. In the event of Employee’s Termination of Service by the Company without Cause, Employee (or if Employee dies while benefits remain due under this Agreement, Employee’s beneficiaries as designated in accordance with the provisions of Paragraph 11 herein) shall be entitled to receive the following upon such Termination of Service:

(i)	Payment immediately upon Employee’s Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee’s Termination of Service;

(ii)	Performance of Company obligations with respect to Employee’s exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee’s service in accordance with any agreement between the Company and Employee covering such options or other rights; and

(iii)	Payment of an amount equal to six (6) months of Employee’s current Base Salary.

b.	If Either Party Elects to Not Renew The Term Of This Agreement. In the event either party elects to not renew the Term of this Agreement, Employee (or if Employee dies while benefits remain due under this Agreement,

Employee’s beneficiaries as designated in accordance with the provisions of Paragraph 11 thereof) shall be entitled to receive the following upon such Termination of Service:

(i)	Payment immediately upon Employee’s Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee’s Termination of Service;

(ii)	Performance of Company obligations with respect to Employee’s exercise of any stock options or other rights previously granted to

Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee’s service in accordance with any agreement between the Company and Employee covering such options or other rights;

(iii)	Payment of any Disability or other benefits provided to Employee by the Company in accordance with the terms and conditions of such benefits and this Agreement;

c.	For Reason of Disability. In the Event of Employee’s Termination of Service for reason of Disability, Employee (or if Employee dies while benefits remain due under this Agreement, Employee’s beneficiaries as designated in accordance with the provisions of Paragraph 11 hereof) shall be entitled to receive the following upon such Termination of Service:

(i)	Payment immediately upon Employee’s Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee’s Termination of Service;

(ii)	Performance of Company obligations with respect to Employee’s exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee’s service in accordance with any agreement between the Company and Employee covering such options or other rights;

(iii)	Payment of any Disability or other benefits provided to Employee by the Company in accordance with the terms and conditions of such benefits and this Agreement;

(iv)	Payment of an amount equal to six (6) months of Employee’s Annual Base Salary.

d.	For Reason of Death. In the Event of Employee’s Termination of Service for Reason of Death. Employee’s beneficiaries as designated in accordance with the provisions of Paragraph 11 hereof shall be entitled to receive the following upon such Termination of Service:

(i)	Payment immediately upon Employee’s Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee’s Termination of Service.

(ii)	Performance of Company obligations with respect to Employee’s exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee’s service in accordance with any agreement between the Company and Employee covering such options or other rights;

(iii)	Payment of any other benefits provided by the Company in accordance with the terms and conditions of such benefits and this Agreement;

(iv)	Payment of an amount equal to six (6) months of Employee’s Annual Base Salary.

e.	For Reason Of Voluntary Resignation. In the event of Employee’s Termination of Service for reason of voluntary resignation by Employee not constituting Constructive Termination, Employee shall be entitled to receive the following upon such Termination of Service:

(i)	Payment immediately upon Employee’s Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee’s Termination of Service;

(ii)	Performance of Company obligations with respect to Employee’s exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee’s service in accordance with any agreement between the Company and Employee covering such options or other rights;

(iii)	Payment of any Disability or other benefits provided to Employee by the Company in accordance with the terms and conditions of such benefits and this Agreement.

f.	For Reason of Cause. In the Event of Employee’s Termination of Service for reason of Cause, the Company’s obligations to Employee shall be limited to:

(i)	Payment immediately upon Employee’s Termination of Service of any previously unpaid Base Salary;

(ii)	Performance of Company obligations with respect to Employee’s exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee’s service in accordance with any agreement between the Company and Employee covering such options or other rights.

(iii)	In the event that Employee is terminated for cause, Employee’s rights to any additional compensation and benefits under this Agreement shall immediately terminate.

7. CONFIDENTIALITY

     a. Obligations Regarding Confidential Information. Employee agrees to not use or disclose any Confidential Information (as defined below) except in the authorized and lawful performance of his duties for the benefit of the Company. Employee shall only disclose Confidential Information to those persons employed by the Company or affiliated with the Company who need to know such Confidential Information. Employee shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized, or premature use, disclosure or destruction.

     b. Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” includes but is not limited to any Company trade secrets, technical information, inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, product information, research and development information, lists of clients and other information relating thereto, financial data, and business, marketing, sales and operational plans, strategies and processes, and other information that is related to the Company and non-public. Confidential Information may or may not be labeled as “Confidential.” Confidential Information may include information provided by third parties to the Company. Confidential Information does not include, however, the following: (a) information that is or becomes generally available to the public other than as a result of my disclosure of such information, (b) information that was within my possession prior to it being furnished to me by or on behalf of the Company, provided that the source of such information was not known to me to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (c) information that becomes available to me on a non-confidential basis from a source other than the Company, provided that such source is not known to me to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (d) information the disclosure of which is required by applicable law or judicial process, or (e) general technical skills or general experience gained by me during my employment with the Company.

     c. Length of Such Obligation. Employee shall protect Confidential Information as defined above throughout his employment with the Company, and such obligation shall remain in effect after the termination of his employment for as long as any Confidential Information remains confidential.

     d. Return of Confidential Information. Upon termination of my employment with the Company for any reason, or at any time upon request of the Company, I agree to deliver to the Company all materials of any nature, including originals and all copies and facsimiles, which are in my possession or control and which are or contain Confidential Information, or which are otherwise the property of the Company or of any Company vendor, licensor or client or any third party working with the Company, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, system design information, models, manuals, documentation and notes.

8. NON-SOLICITATION AND NON-COMPETITION

     During the Term of this Agreement and for a period of one year immediately following the termination of Employee’s employment (or retirement by Employee), for any reason whatsoever, Employee shall not, for any reason whatsoever, directly or indirectly, for him or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

(i) call upon, divert, influence or solicit, or cause the calling upon, diversion, influencing solicitation of, any customer or employee or vendor of the Company in a manner which may adversely impact the Company or its Enterprises;

(ii) own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on by Company or its Enterprises; or

(iii) compete with the Company or its Enterprises.

     The covenants set forth herein shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant. In the event that Employee violates any part of this provision, Employee’s rights to any compensation and benefits under this Agreement shall immediately terminate. This provision shall not apply to any investment by Employee in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent (5%) of such corporation’s voting shares.

9. INVENTION DISCLOSURE AND ASSIGNMENT

     Employee agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that he makes or conceives or first reduces to practice or creates, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. In addition, Employee acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by Employee for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

10. NO BREACH OF PRIOR AGREEMENT; INDEMNIFICATION

     Employee represents that his employment with the Company and his performance of the duties and functions contemplated under this Agreement will not breach any invention assignment, proprietary information, confidentiality, non-competition or similar agreement with any former employer or other party. Employee agrees that if any one asserts a claim or lawsuit against the Company on the grounds that the Company has committed a wrong arising out of the Company’s employment of Employee and the Employee’s performance of the duties and functions contemplated under this Agreement, Employee shall hold harmless, defend and indemnify the Company. Employee cannot make any decisions regarding defense and indemnity of the Company without its consent, which will not be unreasonably withheld

11. DESIGNATION OF BENEFICIARIES

     Employee shall have the right at any time to designate any person(s) or trust(s) as beneficiaries to whom any benefits payable under this Agreement shall be made in the event of Employee’s death prior to the distribution of all benefits due Employee under this Agreement. Each beneficiary designation shall be effective only when filed in writing with the Company during Employee’s lifetime. If Employee designates more than one beneficiary, distributions of cash payments shall be made in equal proportions to each beneficiary unless otherwise provided for in Employee’s beneficiary designation.

     The filing of a new beneficiary designation shall cancel all designations previously filed. Any finalized marriage or divorce (other than common law marriage) of Employee subsequent to the date of filing a beneficiary designation shall revoke such designation unless (a) in the case of divorce, the previous spouse was not designated as beneficiary, and (b) in the case of marriage,Employee’s new spouse had previously been designated as beneficiary. Employee’s Spouse shall join in any designation of a beneficiary other than Employee’s Spouse.

     If Employee fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if the beneficiary designated by Employee dies prior to distribution of the benefits due Employee under this Agreement, the Company shall direct the distribution of any benefits due under this Agreement to Employee’s estate.

12. SUCCESSORS

     Except as provided for in Paragraph 11 above, the rights and duties of a party hereunder shall not be assignable by that party, provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

13. ARBITRATION

     The Company and Employee agree with each other that any claim of Employee arising out of or relating to this Agreement or the breach of this Agreement or Employee’s employment by Company, including, without limitation, any claim for breach of this Agreement, wrongful termination, and any employment related claim such as discrimination or harassment in any form, shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules in Reno, Nevada. The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

14. APPLICABLE LAW; INJUNCTIVE RELIEF; CONSENT TO PERSONAL JURISDICTION; ATTORNEYS FEES AND COSTS

     To the full extent controllable by stipulation of the Company and Employee, this Agreement shall be interpreted and enforced under Nevada law, without regard to conflict of law principles. Employee recognizes that violation of certain provisions of this Agreement will cause the Company irreparable injury and that the Company will be entitled to seek injunctive relief in the event of such a violation, in addition to whatever other remedies may be available to the Company at law or otherwise. Employee consents to the personal jurisdiction of the state and federal courts located in the County of Washoe in the State of Nevada for any lawsuit filed there for injunctive relief against Employee by the Company arising from this Agreement. In any action or effort to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation or effort shall pay the successful party or parties all reasonable attorneys fees and costs incurred by such party.

15. ENTIRE AGREEMENT; VALIDITY

     With the exception of the July 7, 2004 Letter Agreement attached hereto as Exhibit “A” and the standard confidentiality and non-disclosure agreement, this Agreement contains the entire agreement between the Company and Employee and supersedes all prior written agreements, understandings and commitments between the Company and Employee. No amendments to this Agreement may be made except through a written document signed by the Employee and approved in writing by the CEO. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

16. NOTICE

     Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, forty-eight (48) hours after having been deposited in the United States mail, certified mail, return receipt requested, and addressed, in the case of the Company, to the attention of the CEO at the Company’s then principal place of business, presently 900 Sandhill Road, Reno, Nevada 89521, and, in the case of Employee, to a personal address that Employee has provided to GameTech and that GameTech reasonably believes is a current personal address. Either party may change the address to which such notices are to be addressed to it by giving the other party notice in the manner herein set forth.

17. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. EFFECTIVE DATE

     This Agreement shall be binding upon the parties as of the date signed by both parties, and shall become effective as of February 1, 2005. However, this Agreement shall become null and void if the Company exercises its right to terminate Employee’s employment by February 1, 2005 and the Company provides Employee with written notice terminating his employment by February 1, 2005.

     IN WITNESS WHEROF, the Company has caused this Agreement to be executed by its duly authorized representative, and Employee has affixed his signature.

Dated:	Dated:

EMPLOYEE	GAMETECH INTERNATIONAL, INC.

By: /s/ Cornelius T. Klerk
Name: Cornelius T. Klerk
Title: Chief Financial Officer